EXHIBIT 99.1

Tandy Brands Reports Fiscal 2011 Year-End and Fourth Quarter Earnings Results

  SG&A expenses reduced by 12% as net sales declined by 13%
  Fiscal 2011 Gifts segment sales increased by 3%; fiscal 2012 bookings up 30%
  Exited non-core product lines and continued restructuring initiatives
  Announced new $35 million credit facility increasing liquidity, reducing debt

DALLAS, Aug. 31, 2011 (GLOBE NEWSWIRE) -- Tandy Brands Accessories, Inc. (Nasdaq:TBAC) today reported its financial results for the fiscal year and fourth quarter ended June 30, 2011.

Fiscal 2011 net sales were $123.8 million, down 13 percent, compared to $141.9 million for the prior year. The decline reported in Accessories segment net sales was a result of the continued weakness in the U.S. economy which caused reduced belt assortments, lower replenishment orders and higher sales concessions. Gifts segment net sales of $22.5 million increased by 3 percent over the prior year period.

"Although fiscal year 2011 presented challenges from a top-line perspective, which in turn negatively impacted our bottom line, we are pleased to report our Gifts segment was able to grow revenues by three percent in this tough retail environment," said Rod McGeachy, President and Chief Executive Officer of Tandy Brands. "Furthermore, we addressed top-line challenges in our Accessories segment with decisive measures to protect belt market share, resulting in share gains with our largest customer.

"Additionally, while our top-line turnaround efforts were somewhat stalled during the year, we took a comprehensive look at our business to accelerate improvements in profit margins and to reach our long-term growth objectives. We believe our recently announced broad restructuring plan will yield significant benefits, allowing us to focus on our most profitable core product categories and improve profitability in future periods."

During the fourth quarter, the company announced a restructuring plan to exit under-performing, non-core product categories, simplify SKU offerings, reduce salaried employee headcount by approximately 15 percent and accelerate other cost reduction initiatives. Consequently, fiscal 2011 results include non-recurring charges of $5.4 million. These charges are comprised of inventory write-downs of $3.7 million related to discontinued product categories, one-time severance charges of $0.6 million, contract restructuring costs of $0.8 million, and other associated charges of $0.3 million. Excluding these items, the company reported a fiscal 2011 adjusted net loss of $7.8 million, or ($1.12) per diluted share, compared with a fiscal 2010 adjusted net loss of $1.9 million, or ($0.26) per diluted share. Fiscal 2011 net loss was $13.5 million, or ($1.93) per diluted share, compared to net income of $1.2 million, or $0.17 per diluted share, in fiscal 2010.

Fiscal 2011 gross margins as a percentage of net sales declined to 29.3 percent, compared to 37.0 percent in fiscal 2010. The decline from the prior year includes a 300 basis point effect of the previously mentioned inventory write-down, a 190 basis point effect of sales concessions and inventory returns to protect market share with customers, a 280 basis point effect of mix toward lower margin private-label programs, higher air freight and ocean freight, and higher commodities prices.

Total selling, general and administrative (SG&A) expense for fiscal 2011 was reduced by $5.8 million over prior year. The 12 percent decline was primarily due to decreases in compensation and facilities costs, and reduced costs for advertising and professional services. These savings were partially offset by increases in bad debt provisions and customer chargebacks.

Fourth Quarter Results

Net sales for the fiscal 2011 fourth quarter were $23.2 million, a $5.5 million decrease over net sales of $28.7 million in the same period last year. The sales decline was attributed to continued weakness in the U.S. economy which drove lower sales volume, higher sales concessions, and lower pricing.

The company reported a net loss of $8.4 million, or ($1.21) per diluted share, for the fiscal 2011 fourth quarter, compared to a net loss of $3.4 million, or ($0.49) per diluted share, in the fiscal 2010 fourth quarter. Excluding $5.0 million of inventory write-downs, severances and other restructuring costs the company reported a fiscal 2011 fourth quarter adjusted net loss of $3.5 million, or ($0.50) per diluted share, compared to the adjusted net loss of $2.9 million, or ($0.42) per diluted share, reported in the fiscal 2010 fourth quarter.

Financial Position

The company ended fiscal 2011 with $22.9 million in net working capital, including $14.3 million of receivables, $28.9 million of inventories, $8.1 million in accounts payable and borrowings of $17.9 million.

New Credit Facility

On August 25, 2011, the company replaced its $27.5 million credit facility with a new, four-year, $35 million facility with Wells Fargo. The extinguished facility was set to expire October 31, 2012, while the new facility expires August 25, 2015. Debt of $16.9 million was extinguished in full upon funding of the new credit facility.

The new facility is collateralized by substantially all of the company's assets, and borrowings will bear interest at LIBOR plus 3.75% (4.07% as of August 25, 2011). The facility contains lending covenants which are standard for asset-based credit facilities.

"We are pleased we were able to refinance our debt on more favorable terms," said McGeachy. "The new four-year line provides us with increased availability (including additional seasonal peak capacity to fund our growing gifts business), a lower interest rate and a program which will improve our cash collection time on our largest customer from 70 days to 10 days. Thus, we will have an immediate and permanent debt reduction of approximately $5 million. Longer term, this line should give us the liquidity and flexibility we need for the foreseeable future."

Outlook

"In light of the uncertainty surrounding consumer spending, we will not issue earnings guidance at this time. Nonetheless, I am pleased to report that our holiday 2011 gift bookings have increased by 30% over the prior year and we expect our SG&A expenses to be reduced another $6 to $7 million over the prior year," said McGeachy.

"Over the upcoming months our management team will be focused on improving our operational execution, growing volume in our core product categories, continuing our cost-saving initiatives, and adding new licenses to our portfolio. Our team is committed and motivated to increase profitability and grow value for shareholders," added McGeachy.

The company also announced that quarterly conference calls will be discontinued.

"We have determined that the most effective way for the company to disseminate information to our shareholders is through press releases, regulatory filings, and our annual report. While we will no longer be holding quarterly conference calls, I will be accessible to our shareholders to discuss our results, our stated strategy and business objectives. This will allow our management team to focus their efforts on driving business results while still providing the information that is important to our shareholders," said McGeachy.

Conference Call

Tandy Brands has scheduled a conference call for 11:00 a.m. Eastern Time (10:00 a.m. Central) tomorrow to discuss the year-end and fourth quarter results. To participate in the teleconference, investors should dial 877-317-6789 a few minutes before the start time and reference the Tandy Brands conference call. International callers should dial 1-412-317-6789. The conference call can also be accessed by visiting the investor relations section of the company's Web site, www.tandybrands.com.

A replay of the call will be available through September 9, 2011 and can be accessed by dialing 877-344-7529 and entering confirmation code 10003228. International callers may dial 1-412-317-0088.

About Tandy Brands

Tandy Brands is a leading designer and marketer of branded men's, women's and children's accessories, including belts, gifts and small leather goods. Merchandise is marketed under various national as well as private brand names through all major retail distribution channels.

Safe Harbor Language

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company has based these forward-looking statements on its current expectations about future events, estimates and projections about the industry in which it operates. Forward-looking statements are not guarantees of future performance. Actual results may differ materially from those suggested by these forward-looking statements as a result of a number of known and unknown risks and uncertainties that are difficult to predict, including, without limitation, general economic and business conditions, competition in the accessories and gifts markets, acceptance of the Company's product offerings and designs, issues relating to distribution, the termination or non-renewal of any material licenses, the Company's ability to maintain proper inventory levels, and a significant decrease in business from or loss of any major customers or programs. Those and other risks are more fully described in the Company's filings with the Securities and Exchange Commission. The forward-looking statements included in this release are made only as of the date hereof. Except as required under federal securities laws and the rules and regulations of the United States Securities and Exchange Commission, the Company does not undertake, and specifically declines, any obligation to update any of these statements or to publicly announce the results of any revisions to any forward-looking statements after the distribution of this release, whether as a result of new information, future events, changes in assumptions, or otherwise.

Tandy Brands Accessories, Inc. And Subsidiaries
Unaudited Consolidated Statements Of Operations
(in thousands except per share amounts)

	Three Months Ended		Year Ended
	June 30		June 30
	2011	2010	2011	2010
Net sales	$23,226	$28,652	$123,767	$141,887
Cost of goods sold	16,556	18,390	83,807	89,425
Inventory write-down	3,708	--	3,708	--
	20,264	18,390	87,515	89,425
Gross margin	2,962	10,262	36,252	52,462
Selling, general and administrative expenses	9,324	12,333	44,693	50,520
Depreciation and amortization	628	841	2,565	2,886
Acquisition related costs	--	(31)	50	877
Restructuring charges	1,109	780	1,109	2,197
Total operating expenses	11,061	13,923	48,417	56,480
Operating loss	(8,099)	(3,661)	(12,165)	(4,018)
Interest expense	(268)	(107)	(948)	(971)
Other income (expense)	(20)	18	136	474
Acquisition bargain purchase gain	--	--	--	1,379
Loss before income taxes	(8,387)	(3,750)	(12,977)	(3,136)
Income tax expense (benefit)	47	(380)	499	(4,350)
Net income (loss)	$ (8,434)	$ (3,370)	$ (13,476)	$ 1,214
Income (loss) per common share	$ (1.21)	$ (0.49)	$ (1.93)	$ 0.18
Income (loss) per common share assuming dilution	$ (1.21)	$ (0.49)	$ (1.93)	$ 0.17
Common shares outstanding	6,971	6,931	6,971	6,931
Common shares outstanding assuming dilution	6,971	6,931	6,971	7,086

Tandy Brands Accessories, Inc. And Subsidiaries
Unaudited Consolidated Balance Sheets
(in thousands)

	June 30
	2011	2010
Assets
Current assets:
Cash and cash equivalents	$ 414	$ 830
Restricted cash	1,450	1,333
Accounts receivable	14,286	18,630
Inventories	28,945	31,371
Other current assets	8,073	8,114
Total current assets	53,168	60,278
Property and equipment, net	6,525	8,658
Other assets:
Intangibles	4,936	5,717
Other assets	790	879
Total other assets	5,726	6,596
	$65,419	$75,532
Liabilities And Stockholders' Equity
Current liabilities:
Accounts payable	$ 8,145	$13,497
Accrued compensation	1,900	3,202
Accrued expenses	2,267	1,795
Note payable	17,935	9,425
Total current liabilities	30,247	27,919
Other liabilities	4,243	3,793
Stockholders' equity:
Preferred stock, $1.00 par value, 1,000 shares authorized, none issued	--	--
Common stock, $1.00 par value, 10,000 shares authorized, 7,075 shares and 6,933 shares issued and outstanding	7,075	6,933
Additional paid-in capital	34,119	34,172
Retained earnings (deficit)	(12,318)	1,158
Other comprehensive income	2,053	1,557
Total stockholders' equity	30,929	43,820
	$65,419	$75,532

Tandy Brands Accessories, Inc. And Subsidiaries
Unaudited Non-GAAP Disclosures
(in thousands except per share amounts)

Our adjusted EBITDA, a non-GAAP measurement, is defined as net income (loss) before interest, taxes, depreciation and amortization, and certain acquisition-related and one-time items. Adjusted EBITDA is presented because we believe it provides useful information about our business activities and also is frequently used by securities analysts, investors, and other interested parties in evaluating a company's performance. Not all companies utilize identical calculations; therefore, our presentation of adjusted EBITDA may not be comparable to other identically titled measures of other companies. EBITDA and adjusted EBITDA have limitations as analytical tools and should not be considered in isolation, or as substitutes for analysis of our results of operations as reported under U.S. generally accepted accounting principles ("GAAP"). The following table reconciles our GAAP net income (loss) to the adjusted EBITDA disclosures.

	Three Months Ended		Year Ended
	June 30		June 30
	2011	2010	2011	2010
Net income (loss)	$(8,434)	$(3,370)	$(13,476)	$1,214
Income taxes	47	380	499	(4,350)
Interest expense	268	107	948	971
Depreciation and amortization	628	841	2,565	2,886
Acquisition bargain purchase gain	--	--	--	(1,379)
Acquisition related costs	--	(31)	50	877
Bad debt expense	--	(279)	322	(205)
Other income	20	(18)	(136)	(474)
Inventory write-down	3,708	--	3,708	--
Severances and other restructuring costs	1,263	780	1,674	2,197
Adjusted EBITDA (loss)	$(2,500)	$(1,590)	$(3,846)	$1,737

We have provided our adjusted net income (loss) disclosure, a non-GAAP measurement, as we believe it is important for our stakeholders to understand the impact of certain items on our statements of operations. The following table reconciles our GAAP net income (loss) to the adjusted net income (loss) disclosure.

	Three Months Ended		Year Ended
	June 30		June 30
	2011	2010	2011	2010
Net income (loss)	$(8,434)	$(3,370)	$(13,476)	$1,214
Net operating loss carrybacks	--	--	--	(4,439)
Property sale gain	--	--	(52)	(339)
Acquisition bargain purchase gain	--	--	--	(1,379)
Acquisition related costs	--	(31)	50	877
Inventory write-down	3,708	--	3,708	--
Severances and other restructuring costs	1,263	780	1,674	2,197
Bad debt expense	--	(279)	322	(205)
Acquisition deferred income taxes	--	--	--	203
Adjusted net loss	$(3,463)	$(2,900)	$(7,774)	$(1,871)
Common shares outstanding assuming dilution	6,971	6,931	6,971	7,086
Adjusted net loss per common share assuming dilution	$(0.50)	$(0.42)	$(1.12)	$(0.26)
CONTACT: Tandy Brands Accessories, Inc.
         Rod McGeachy
         President and Chief Executive Officer
         214-519-5200

         Tandy Brands Accessories, Inc.
         Chuck Talley
         Chief Accounting Officer
         214-519-5200